Exhibit 10.53

EXECUTIVE SPECIAL SUPPLEMENTAL BENEFIT

Amendment & Restatement Effective November 5, 2007

(except as otherwise indicated)

The Compensation Committee of the Board of Directors of Lincoln National Corporation (“Company”) believes that it is in the best interest of the Company to amend and restate the Executive Special Supplemental Benefit (the “ESSB”) under the terms of the Jefferson-Pilot Corporation Supplemental Benefit Plan, or any successor thereto (the “Supplemental Plan”), effective November 5, 2007, and then to terminate the ESSB effective December 31, 2007. The ESSB was originally effective December 1, 1993, as amended from time to time, and is a program providing enhanced retirement benefits to former members of Jefferson-Pilot Corporation’s management team, some of whom are currently members of the Company’s Senior Management Team. These select individuals (hereinafter called “Participants”) earn and accrue enhanced retirement benefits under the terms and conditions of the ESSB set forth below.

The ESSB is intended (1) to comply with Internal Revenue Code section 409A and official guidance issued thereunder, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

A.	Eligibility:

The ESSB was frozen to new participants as of April 3, 2006. Participants currently participating in the Plan are listed on the attached Appendix A.

B.	Benefit Amount:

The amount of the ESSB payable to a Participant will be the monthly retirement benefit as computed under Subparagraph B(1) below, reduced by the monthly retirement benefit as computed under Subparagraph B(2) below. If the benefit provided by (2) is larger than (1), then no Executive Special Supplemental Benefit is payable to the Participant.

(1)	The monthly retirement benefit provided by multiplying (a) 2.5% for each year of service, with years of service limited to twenty (and thus the percentage derived therefrom limited to 50%) by (b) the Participant’s final average monthly earnings for the five-year period ending with the Participant’s retirement date. For this purpose, final average monthly earnings means salary and incentive compensation paid under the terms of the Company’s Annual Incentive Bonus Plan (with the latter limited to incentive compensation attributable to fiscal year 1993 and thereafter). Earnings shall not include long-term incentive compensation or the value of any stock grants, stock options or other extraordinary forms of compensation. Years of service shall be computed from date of employment; partial years shall be recognized proportionately based on a 365-day year.

Example: The Participant retires on his 65th birthday with 13.4 years of service. The monthly benefit computed under this paragraph would be 13.4 x 2.5%, or a monthly benefit of 33.5% of final average monthly earnings.

(2)	The sum of the monthly retirement benefits provided to the Participant by the Jefferson-Pilot Corporation Employees’ Retirement Plan, and the monthly retirement benefits provided to the Participant under the Supplemental Plan.

Any ESSB benefit described in Subparagraphs (1) and (2) above is expressed in terms of a monthly life only annuity benefit commencing on the Participant’s normal benefit commencement date (the first of the month following the Participant’s 65th birthday).

Converted ESSB Opening Balances. Effective December 31, 2007, the benefit of each actively employed Participant participating in the ESSB as of 11:59 p.m. on that date, earned through December 31, 2007, shall be converted to a present value lump sum, calculated pursuant to the applicable provisions of the Lincoln National Corporation Deferred Compensation & Supplemental/Excess Retirement Plan (the “DC SERP”), and contributed to the DC SERP. Notwithstanding the foregoing, this paragraph shall not apply with respect to any Participant who experiences a Separation from Service on or before December 31, 2007. “Separation from Service” or “Separate from Service,” as used in this ESSB plan document, means a “separation from service” within the meaning of Code section 409A. Such Participants shall receive or continue to receive distributions under the ESSB pursuant to Section G below, the specifics of such distributions depending on the date of the Participant’s Separation from Service, and whether or not they made Initial and/or Secondary Elections pursuant to Section G below.

C.	Minimum Service Conditions:

(1)	Due to the change of control of Jefferson-Pilot Corporation on April 3, 2006, all Participants actively employed on that date were vested in their ESSB benefits.

(2)

If the Participant’s service terminates on or after his or her 60th birthday, but before the first of the month following his or her 65th birthday, the ESSB benefit payable to the Participant shall be reduced by 3% for each year (and by a proportionate amount for any partial year based on a 365-day year) by which the benefit commencement date precedes the first of the month following his or her 65th birthday.

D.	Death:

(1)

Should the Participant die on or after his or her 55th birthday while actively employed by the Company, the Participant’s surviving spouse shall be entitled to receive a survivor annuity equal to the amount which would have been payable to the Participant had the Participant terminated service on the day prior to death and elected payment of the ESSB in the form of a joint and 50% survivor annuity commencing on the first of the month following the date of death. The applicable factor as provided in the table below shall be applied to the Participant’s benefit amount as described in Subparagraph B (above) at the time of death. Should the Participant die before his or her 55th birthday, the Participant’s benefit shall be further actuarially reduced based on the interest rate and mortality table basis used for calculating lump sum payments in the Jefferson-Pilot Employees’ Retirement Plan (Section 1.3). Should a Participant die without a surviving spouse, no ESSB will be payable.

Participant’s Age	Applicable Factor
65	100%
64	97%
63	94%
62	91%
61	88%
60	85%
59	82%
58	79%
57	76%
56	73%
55	70%

(2)	Should the Participant die after commencement of payment of an ESSB benefit, the form of payment will determine whether there are any survivor benefits payable, and, if there are, the amount and extent thereof (e.g., a stream of benefits commenced before death, but not completely paid out, may continue to be paid to the Participant’s surviving spouse).

E.	Disability:

(1)	If the Participant Separates from Service within the meaning of Code section 409A by reason of Disability under section 1.18 of the Jefferson-Pilot Corporation Employees’ Retirement Plan between the ages of 55 and 59, the ESSB payable to the Participant shall be the benefit as described in Section B and, reduced in accordance with the table directly below based on the Participant’s age at the time benefit payments commence:

Participant’s Age	Applicable Factor
59	82%
58	79%
57	76%
56	73%
55	70%

(2)	If the Participant Separates from Service within the meaning of Code section 409A by reason of Disability under Section 1.18 of the Jefferson-Pilot Corporation Employees’ Retirement Plan and payments commence before age 55, the ESSB payable to the Participant shall be further actuarially reduced based on the interest rate and mortality table basis used for calculating lump sum payments under the Jefferson-Pilot Corporation Employees’ Retirement Plan (Section 1.3), set forth in Section D above.

F.	Forfeiture:

Benefits which would otherwise be payable under the ESSB will be forfeited if the Participant, while employed by the Company, or after his or her Separation from Service:

(a)	Is convicted of or pleads guilty to any act of fraud or embezzlement,

(b)	Engages in any conduct or activity involving moral turpitude which is materially damaging to the property, business or reputation of the Company,

(c)	Misappropriates any property of the Company or appropriates for his or her personal gain any corporate opportunity of the Company,

(d)	Divulges Company proprietary information to competitors, or

(e)	Assumes a position with a competitor of the Company as an employee or consultant which, in the opinion of the Committee, would be detrimental to the interest of the Company or would place the Participant in a likely conflict of interest.

G.	Benefit Commencement Date and Form of Distribution:

(1)	Form of Distribution.

For Participants who experience a Separation from Service on or before December 31, 2007, any benefit payable to the Participant or the Participant’s spouse or beneficiary under the ESSB shall be paid in the form elected by the Participant in a valid election no later than the Participant’s Separation from Service. Available forms include a lump sum or any annuity form available under the Jefferson-Pilot Corporation Employees’ Retirement Plan.

For Participants actively employed by the Company as of 11:59 p.m. on December 31, 2007, the actuarially equivalent lump sum or “converted ESSB benefit” shall be credited to the Participant’s ESSB Opening Balance account in the DC SERP and paid according to the terms of the DC SERP.

Election forms shall be submitted in the form required by the Lincoln National Corporation Benefits Committee, the administrator of the ESSB. An election regarding form of benefit is not valid unless it is made at least 366 days prior to the benefit commencement date. In the case a valid election cannot or has not been made, the default form of payment shall be a cash lump sum.

Participants may have the opportunity to elect to change their form of distribution pursuant to Section G(4) below.

(2)	Benefit Commencement Date.

For Participants who experience a Separation from Service on or before December 31, 2007, their ESSB benefit shall be valued as of the later of: (a) age 60, or (b) the first day of the month following the date of Separation from Service, and shall be paid as soon as practicable thereafter (but in no event later than 90 days from the applicable date).

Participants may have an opportunity to change their benefit commencement date as described above pursuant to Section G(4) below.

(3)	Form and Time of Payment in the Case of Participant’s Death Prior to Benefit Commencement. Any ESSB benefit payable to the spouse of the Participant upon his death under subparagraph D(1) shall be calculated under Section B and converted to a lump sum in accordance with Section 1.3 of the Jefferson-Pilot Employees’ Retirement Plan as soon as administratively practicable (but in all events within 90 days of death), unless the Participant had already made a valid election as to form of distribution as described in G(1) above prior to his death.

(4)	Secondary or Re-Deferral Elections. A Participant may make only one Secondary or “Re-Deferral” Election to change the benefit commencement date and form of distribution. A Secondary or Re-Deferral Election is not valid unless it meets the following three conditions: (i) it must be made at least 366 days prior to the original benefit commencement date, (ii) it must delay the benefit commencement date by a minimum of five (5) years, and (iii) in no event may such election defer the benefit commencement date beyond the date that the Participant attains age 65. Secondary or “Re-Deferral” Elections may be permitted for converted ESSB benefits pursuant to the terms of the DC SERP.

(5)	Key Employees. In the event that a Participant is a Key Employee as of the date of his Separation from Service, the distributions to such Participant shall commence no earlier than six (6) months following the date of his Separation from Service (or, if earlier, the date of the Participant’s death). Interest shall be paid on benefit amounts during the period of delay at the rate of 10% per annum.

H.	Intent and Purpose:

The Committee intends for the ESSB to constitute a Special Supplemental Benefit as defined in the Supplemental Plan, and the same shall be subject to the additional terms and conditions of the Supplemental Plan which are applicable to a Special Supplemental Benefit, to the extent those terms do not contradict the terms of the ESSB.

IN WITNESS WHEREOF, the President and Chief Executive Office of the Corporation has executed this amendment, restatement, and termination of the Plan as of this _____ day of ______________, 2007.

LINCOLN NATIONAL CORPORATION

By:	Dennis R. Glass
Its:	President and Chief Executive Officer

APPENDIX A

Participants in the Executive Special Supplemental Benefit Plan, as of February 22, 2007:

Reggie Adamson

Robert Benson

Charles Cornelio

Dennis Glass

Mark Konen

John Shreves